      As filed with the Securities and Exchange Commission on May 27, 2003

                                                     REGISTRATION NO. 333-103349
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  -------------

                          NEWFIELD EXPLORATION COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


           DELAWARE                                              72-1133047
 (State or Other Jurisdiction                                  (IRS Employer
     of Incorporation of                                    Identification No.)
        Organization)


                    363 N. SAM HOUSTON PARKWAY E., SUITE 2020
                              HOUSTON, TEXAS 77060
                                 (281) 847-6000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                TERRY W. RATHERT
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          NEWFIELD EXPLORATION COMPANY
                    363 N. SAM HOUSTON PARKWAY E., SUITE 2020
                              HOUSTON, TEXAS 77060
                                 (281) 847-6000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                  -------------

                                    Copy to:
                                 JAMES H. WILSON
                             VINSON & ELKINS L.L.P.
                              2300 FIRST CITY TOWER
                                   1001 FANNIN
                              HOUSTON, TEXAS 77002
                                 (713) 758-2222

                                  -------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: After the effective date of this registration statement as determined by market conditions and other factors.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  -------------

================================================================================

The sole purpose of this filing is to file a new Exhibit 23.2, Consent of Ernst & Young LLP.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 27th day of May, 2003.


                                NEWFIELD EXPLORATION COMPANY



                                By:  /s/ Terry W. Rathert
                                     ------------------------------------------
                                     Terry W. Rathert
                                     Vice President and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 27th day of May, 2003.

          SIGNATURE                                 TITLE
          ---------                                 -----


             **               President and Chief Executive Officer and Director
----------------------------             (Principal Executive Officer)
       David A. Trice


    /s/ Terry W. Rathert          Vice President and Chief Financial Officer
----------------------------             (Principal Financial Officer)
      Terry W. Rathert


             **                    Controller (Principal Accounting Officer)
----------------------------
       Brian L. Rickmers


             **                                    Director
----------------------------
     Philip J. Burguieres


             **                                    Director
----------------------------
    Charles W. Duncan, Jr.



             **                                    Director
----------------------------
        Joe B. Foster



             **                                    Director
----------------------------
      Claire S. Farley

          SIGNATURE                                 TITLE
          ---------                                 -----


             **                                    Director
----------------------------
     Dennis R. Hendrix


                                                   Director
----------------------------
     John Randolph Kemp



             **                                    Director
----------------------------
      Howard H. Newman



             **                                    Director
----------------------------
      Thomas G. Ricks



             **                                    Director
----------------------------
      David F. Schaible



             **                                    Director
----------------------------
        C.E. Shultz



 ** By: /s/ Terry W. Rathert
----------------------------
      Terry W. Rathert,
      Attorney-in-Fact